UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2008
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

200 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
Not applicable.

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     When used in this Current Report on Form 8-K, the terms “we,” “us,” “our,” and “the Company” mean PAREXEL International Corporation.
     On April 15, 2008, we entered into an Amended and Restated Employment Agreement with Josef von Rickenbach, Chairman and Chief Executive Officer of the Company. This agreement amends Mr. von Rickenbach’s existing employment agreement to address new requirements regarding deferred compensation under Section 409A to the Internal Revenue Code of 1986, as amended, and to clarify that any acceleration of vesting under long term incentive plans includes shares of restricted stock.
     This agreement expires on April 15, 2011 and will automatically renew for additional three year periods, unless either party opts not to renew at least 90 days prior to the end of any applicable three year period. Under the terms of the agreement, in the event we terminated the agreement by non-renewal, all unexpired stock options and shares of restricted stock held by Mr. von Rickenbach would vest and he would receive a lump sum payment for any salary, incentive payments and benefits, perquisites and services earned through the last day of the term of the agreement.
     In addition, in the event of termination by us other than for “cause” (as defined in the agreement), or by Mr. von Rickenbach for “good reason” (as defined in the agreement), and not in connection with a “change of control” of PAREXEL (as defined in the agreement), or for termination due to death or disability, Mr. von Rickenbach would be entitled to receive (i) a lump sum payment equal to the amount of base salary, incentive payments and benefits, perquisites and services that otherwise would have been payable to him for the three year period following termination, (ii) the vesting of all unexpired stock options, (iii) the vesting of all shares of restricted stock, and (iv) a lump sum payment for all other awards under any other long term incentive plan.
     In the event of termination by us other than for cause, or by Mr. von Rickenbach for good reason, during the period beginning 12 months prior to, and ending 18 months following, a change of control, Mr. von Rickenbach would be entitled to receive (i) a lump sum payment equal to the amount of base salary, incentive payments and benefits, perquisites and services that would have been payable if he had remained an employee of the Company through the date of the change of control, (ii) a lump sum payment equal to the amount of base salary, incentive payments and benefits, perquisites and services that otherwise would have been payable to him for the three year period following termination, (iii) outplacement services and (iv) the vesting of all unexpired stock options, shares of restricted stock and other long term incentive programs.
     The agreement further provides that benefits will be supplemented by an additional payment to “gross up” Mr. von Rickenbach for any excise tax under the “golden parachute” tax provisions of the Internal Revenue Code of 1986, as amended, unless the value of all payments to be received under this agreement would be greater when subjected to a specified cap (in which case the benefit payments will be so capped).
     The current rate of compensation for Mr. von Rickenbach under the agreement is $550,000 for an annual salary, with a bonus target of $550,000.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2008	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and Chief Financial Officer